Exhibit 99.1
HCC TO RESTATE PREVIOUSLY ISSUED FINANCIAL STATEMENTS
FOR STOCK OPTION RELATED COMPENSATION
HOUSTON (December 20, 2006) . . .
HCC Insurance Holdings, Inc. (NYSE symbol: HCC) today announced that it will restate its previously issued consolidated financial statements to correct for errors related to accounting for stock-based compensation.
As previously announced, a Special Committee of the Board of Directors of the Company is conducting a review of the Company’s historical stock option grants with the assistance of independent legal and forensic accounting experts. On November 17, 2006, HCC announced that the Special Committee had made certain determinations as a result of its review of our past stock option granting practices. The Special Committee found HCC used incorrect accounting measurement dates for certain stock option grants covering a significant number of employees during the period 1997 through 2005 and that the majority of these option grants were retroactively priced. Additionally, incorrect measurement dates due to retroactive pricing were found to exist in 2006. In substantially all of such instances, the price on the correct measurement date was higher than the price on the stated grant date. Thus recipients of the options could exercise at a strike price lower than the correct measurement date price. The difference in the measurement dates will result in non-cash stock-based compensation expense. As a result of the review, the Company accepted the resignation of certain members of management.
Because the cumulative charge would be material to the second quarter and full year 2006 consolidated financial statements, the Company will amend its Form 10-K for the year ended December 31, 2005 to reflect the restatement of our consolidated financial statements for the years ended 2005, 2004 and 2003 and for each of the quarters in 2004 and 2005. However, the impact of the restatement in any of the restated periods will not be material. As a result of the restatement, the Board of Directors has determined, after consultation with the Company’s management and the Company’s Audit Committee, that the Company’s previously issued annual financial statements for the years ended 1997 through 2005, the interim financial statements for each of the quarters in the years ended December 31, 2005 and 2004 and the interim financial statements for the quarter ended March 31, 2006 should no longer be relied upon.
In connection with the above restatement, the Company will also restate its report on internal control over financial reporting. The Company’s management has concluded that the Company had a material weakness in its internal control with respect to accounting and reporting of stock option grants as of December 31, 2005 and into 2006.
The Company expects the aggregate compensation charge resulting from the stock option review will be approximately $30 million, before the related income tax effect, for the nine years ending December 31, 2005. The gross compensation charge will decrease reported net income but will have no effect on shareholders’ equity or cash flows. The net change in shareholders’ equity as a result of the restatement will be a decrease of approximately $5 million as of December 31, 2005, primarily attributable to certain taxes related to the compensation charge.

After consultation with U.S. Bank, trustee for the holders of HCC’s various convertible note issues, which had put the Company on notice for its failure to timely file its Form 10-Q’s for the second and third quarters of 2006, the Company has determined that the default notice period expires December 29, 2006 with respect to these securities. The Company currently expects to file its restated consolidated financial statements on Form 10-K/A for the year ended December 31, 2005 and on Form 10-Q/A for the three months ended March 31, 2006 and to file Form 10-Q’s for the quarters ending June, 30, 2006 and September 30, 2006 before that date. The Company will hold a conference call after the filing of these financial statements to discuss its third quarter, 2006 results.
The Company’s Audit Committee has discussed these matters with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.
Headquartered in Houston, Texas, HCC is a leading international specialty insurance group with offices across the United States and in Bermuda, Spain and the United Kingdom. HCC has assets exceeding $7.5 billion, shareholders’ equity of almost $2.0 billion and is rated AA (Very Strong) by Standard & Poor’s and A+ (Superior) by A. M. Best Company.
For more information, visit our website at www.hcc.com.

Contact:	Jay L. Simmons HCC Insurance Holdings, Inc. Telephone: (713) 744-3735
Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risk and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission. In addition, the completion of the independent review of the Company’s option granting practices and any remedial decisions instituted by the Board of Directors might have a material affect on the risks and uncertainties of the Company’s future results.
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